Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Place of Incorporation
Subsidiary
Kendall Technology Development (Shanghai) Co., Ltd.	PRC
Variable Interest Entities
Shanghai New E-Media Advertising Co., Ltd.	PRC
Shanghai Yihong Advertising Co., Ltd.	PRC